EXHIBIT 99.1

Mid Penn Bank Announces Appointment of Board Member

MILLERSBURG, Pa., Jan. 29, 2021 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:MPB), parent company of the wholly-owned subsidiaries Mid Penn Bank and MPB Financial Services, Inc., is pleased to announce that William K. Poole has been added to the Mid Penn Bank Board of Directors, effective February 1, 2021. Mr. Poole was unanimously elected to that post by the Mid Penn Bancorp, Inc. Board of Directors.

Mr. Poole has enjoyed a 36-year career as a banking executive in central Pennsylvania, primarily in Lancaster County. He was formerly the Chief Lending Officer for The Bank of Lancaster County, founder and CEO of HomeTowne Heritage Bank, Area Executive Officer of Integrity Bank / S&T Bank, and served on the Board of Covenant Bank of Bucks County.

Mid Penn President and CEO, Rory G. Ritrievi, stated, “We are delighted that Bill has joined the Mid Penn Bank Board of Directors. His extensive executive banking experience in the Lancaster area markets and his connections to that and several other Pennsylvania communities make him a valuable addition to our Bank Board.”

Mr. Poole currently serves as Chairman of the Board of Sight and Sound Theater Co. He also serves on the Boards of Shady Maple Farm Market, the Eden Bridge Foundation, the Jeff Musser Foundation, the Horizon Initiative, and is on the Board of Governors of the Lancaster Country Club. He earned a bachelor’s degree in business administration from Millersville University. Mr. Poole resides in Lancaster County with his wife Diane; they have three daughters and he and Diane attend Lancaster County Bible Church.

About Mid Penn Bank
Mid Penn Bancorp, Inc. (NASDAQ: MPB), headquartered in Millersburg, Pennsylvania, has been serving the community since 1868. Mid Penn Bank operates retail locations throughout the state of Pennsylvania and has total assets of $3 billion. Its footprint includes Berks, Bucks, Chester, Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Montgomery, Northumberland, Schuylkill and Westmoreland counties. The Bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/ee08c402-abb4-4d60-a265-54e95edede6e

Contact:
Matthew Miller
717-257-9015
matthew.miller@midpennbank.com